Exhibit 2.4

DESCRIPTION OF SECURITIES

REGISTERED UNDER SECTION 12 OF THE SECURITIES EXCHANGE ACT OF 1934 (THE “EXCHANGE ACT”)

As of December 31, 2023, Himax Technologies, Inc. (“we,” “us,” and “our”) had the following series of securities registered pursuant to Section 12(b) of the Exchange Act:

Title of each class	Trading symbol	Name of each exchange on which registered
American depositary shares, each American depositary shares represent two ordinary share, par value US$ 0.3 per share	HIMX	The Nasdaq Global Select Market

Ordinary shares, par value US$0.3 per share*	N/A	The Nasdaq Global Select Market

*	Not for trading, but only in connection with the listing of the American depositary shares on the Nasdaq Global Select Market

American Depositary Shares (“ADSs”), each American depositary ordinary shares represent two ordinary share, par value US$0.3 per share (the “ordinary shares”), have been available in the US through an American Depositary Receipt (“ADR”) program since March 2006. This program was established pursuant to the Second Amended and Restated deposit agreement that we entered into with JPMorgan Chase Bank, N.A. (“JPMorgan Chase”), as depositary (“Deposit Agreement”). Our ADRs have been listed on the Nasdaq Global Select Market Inc. (“Nasdaq”) since March 2006 and are traded under the symbol HIMX. In connection therewith, the ordinary shares are registered under Section 12(b) of the Exchange Act. This exhibit contains a description of the rights of (i) the holders of ordinary shares and (ii) ADR holders. The ordinary shares underlying the ADSs are held by JPMorgan Chase, the depositary, and holders of ADSs will not be treated as holders of the ordinary shares.

DESCRIPTION OF ORDINARY SHARES

The following is a summary of material provisions of our currently effective Third Amended and Restated Memorandum and Articles of Association (the “Third Memorandum and Articles of Association”), as well as the Companies Act (as amended) of the Cayman Islands (the “Companies Act”) insofar as they relate to the material terms of our ordinary shares. Notwithstanding this, because it is a summary, it may not contain all the information that you may otherwise deem important. For more complete information, you should read the entire Third Memorandum and Articles of Association, which has been filed with the Securities and Exchange Commission (the “SEC”) as an exhibit 1.1 from our Annual Report on Form 20-F (File No. 000-51847) filed with the SEC on June 3, 2010.

Type and Class of Securities

Each of our ordinary shares has nominal value of US$0.3 per share. The respective number of our ordinary shares that have been issued as of December 31, 2023 is provided on the cover of the annual report on Form 20-F filed on April 2, 2024 (the “2023 Form 20-F”). Our ordinary shares may be held in either certificated or uncertificated form. Certificates representing the ordinary shares are issued in registered form. We may not issue share to bearer. Our shareholders may freely hold and transfer their ordinary shares in accordance with our Third Memorandum and Articles of Association. All of our ordinary shares have equal voting rights and carry equal entitlements to dividends. No participation certificates, non-voting equity securities or profit-sharing certificates have been issued.

Preemptive Rights

Our shareholders do not have preemptive rights.

Rights of Ordinary Shares

General

Our authorized share capital is US$300,000,000 divided into 1,000,000,000 ordinary shares of a nominal or par value of US$0.3 each in accordance with our Third Memorandum and Articles of Association. Holders of our ordinary shares have the same rights. All of our issued and outstanding ordinary shares are fully paid and non-assessable.

Dividends

The holders of our ordinary shares are entitled to such dividends as may be declared by our board of directors subject to our Third Memorandum and Articles of Association and the Companies Act. No dividend may be declared and paid unless our directors determine that, immediately after the payment, we will be able to pay our debts as they become due in the ordinary course of business and we have funds lawfully available for such purpose.

Voting Rights

In respect of all matters subject to a shareholders’ vote, each ordinary share is entitled to one vote for each ordinary share registered in his or her name on our register of members. Voting at any meeting of shareholders is by show of hands unless a poll is demanded. A poll may be demanded by the chairman of such meeting, any three shareholders, any shareholder present holding not less than one-tenth of the total voting rights of all shareholders having the right to vote at the meeting or any shareholder present holding shares conferring a right to vote at the meeting being shares on which an aggregate sum has been paid up equal to not less than one-tenth of the total sum paid up on all shares conferring that right.

A quorum required for a meeting of shareholders consists of two shareholders holding not less than one-third in nominal value of the total issued voting shares present in person or by proxy or, if a corporation or other non-natural person, by its duly authorized representative. As a Cayman Islands exempted company, we are not obliged by the Companies Act to call shareholders’ annual general meetings. However, our Third Memorandum and Articles of Association provide that we shall in each year hold a general meeting as our annual general meeting in which case we will specify the meeting as such in the notices calling it, and the annual general meeting will be held at such time and place as may be determined by our directors. Each general meeting, other than an annual general meeting, shall be an extraordinary general meeting. Shareholders’ annual general meetings and any other general meetings of our shareholders may be called by a majority of our board of directors or our chairman. Our Third Memorandum and Articles of Association do not provide our shareholders with any right to put any proposals before annual general meetings or extraordinary general meetings. Advance notice of at least ten (10) clear days is required for the convening of our annual general meeting and other general meetings unless such notice is waived in accordance with our articles of association.

An ordinary resolution to be passed at a meeting by the shareholders requires the affirmative vote of a simple majority of the votes attaching to the ordinary shares cast by those shareholders entitled to vote who are present in person or by proxy at a general meeting, while a special resolution also requires the affirmative vote of no less than two-thirds of the votes attaching to the ordinary shares cast by those shareholders entitled to vote who are present in person or by proxy at a general meeting. A special resolution will be required for important matters such as making changes to our Third Memorandum and Articles of Association.

Transfer of Ordinary Shares

Subject to the restrictions in our Third Memorandum and Articles of Association as set out below, any of our shareholders may transfer all or any of his or her ordinary shares by an instrument of transfer in the usual or common form or any other form approved by our board of directors.

Our board of directors may, in its absolute discretion, decline to register any transfer of any ordinary share which is not fully paid up or on which we have a lien. Our board of directors may also decline to register any transfer of any ordinary share unless:

•	a fee of such maximum sum as the Nasdaq may determine to be payable or such lesser sum as the Board may from time to time require is paid to the Company in respect thereof;

•the instrument of transfer is in respect of only one class of shares;

•

the instrument of transfer is lodged at the Office or such other place at which the Register is kept in accordance with the Companies Act or the Registration Office (as the case may be) accompanied by the relevant share certificate(s) and such other evidence as the Board may reasonably require to show the right of the transferor to make the transfer (and, if the instrument of transfer is executed by some other person on his behalf, the authority of that person so to do); and

•if applicable, the instrument of transfer is duly and properly stamped.

If our directors refuse to register a transfer they shall, within two months after the date on which the transfer was lodged, send to each of the transferor and the transferee notice of such refusal.

The registration of transfers of shares or of any class of shares may, after notice has been given by advertisement in an appointed newspaper or any other newspapers or by any other means in accordance with the requirements of Nasdaq to that effect be suspended at such times and for such periods (not exceeding in the whole thirty (30) days in any year) as the Board may determine.

Liquidation

On a return of capital on winding up or otherwise (other than on conversion, redemption or purchase of ordinary shares), if the assets available for distribution amongst our shareholders shall be more than sufficient to repay the whole of the share capital at the commencement of the winding up, the surplus shall be distributed amongst our shareholders in proportion to the par value of the shares held by them at the commencement of the winding up, subject to a deduction from those shares in respect of which there are monies due, of all monies payable to our company for unpaid calls or otherwise. If our assets available for distribution are insufficient to repay all of the paid-up capital, the assets will be distributed so that the losses are borne by our shareholders in proportion to the par value of the shares held by them. Any distribution of assets or capital to a holder of ordinary share will be the same in any liquidation event.

Requirements to Change the Rights of Holders of Ordinary Shares

Variations of Rights of Shares

All or any of the special rights for the time being attached to the shares or any class of shares may, unless otherwise provided by the terms of issue of the shares of that class, from time to time, whether or not our company is being wound-up, may be varied with the sanction of a special resolution passed at a separate meeting of the holders of the shares of such class by the holders of not less than two-thirds of the votes cast at such a meeting. The rights conferred upon the holders of the shares of any class issued shall not, unless otherwise expressly provided by the terms of issue of the shares of that class, be deemed to be varied, modified or abrogated by the creation or issue of further shares ranking pari passu therewith.

Limitations on the Rights to Own Ordinary Shares

There are no limitations under the laws of the Cayman Islands or under the Third Memorandum and Articles of Association that limit the right of non-resident or foreign owners to hold or vote ordinary shares.

Ownership Threshold

There are no provisions under the law of the Cayman Islands or under the Third Memorandum and Articles of Association that govern the ownership threshold above which shareholder ownership must be disclosed.

Differences between the Law of Different Jurisdictions

We were incorporated under, and are governed by, the laws of the Cayman Islands. The Companies Act is derived, to a large extent, from the older Companies Acts of England, but does not follow many recent English law statutory enactments. In addition, the Companies Act differs from laws applicable to United States corporations and their shareholders. Set forth below is a summary of the significant differences between the provisions of the Companies Act applicable to us and the laws applicable to companies incorporated in the State of Delaware.

Mergers and Similar Arrangements

The Companies Act permits mergers and consolidations between Cayman Islands companies and between Cayman Islands companies and non-Cayman Islands companies. For these purposes, (1) “merger” means the merging of two or more constituent companies and the vesting of their undertaking, property and liabilities in one of such companies as the surviving company, and (2) a “consolidation” means the combination of two or more constituent companies into a combined company and the vesting of the undertaking, property and liabilities of such companies to the consolidated company.

In order to effect such a merger or consolidation, the directors of each constituent company must approve a written plan of merger or consolidation, which must then be authorized by (1) a special resolution of the shareholders of each constituent company, and (2) such other authorization, if any, as may be specified in such constituent company’s articles of association. The written plan of merger or consolidation must be filed with the Registrar of Companies together with a declaration as to the solvency of the consolidated or surviving company, a list of the assets and liabilities of each constituent company and an undertaking that a copy of the certificate of merger or consolidation will be given to the members and creditors of each constituent company and that notification of the merger or consolidation will be published in the Cayman Islands Gazette. Dissenting shareholders have the right to be paid the fair value of their shares (which, if not agreed between the parties, will be determined by the Cayman Islands court) if they follow the required procedures, subject to certain exceptions. Court approval is not required for a merger or consolidation which is effected in compliance with these statutory procedures.

A merger between a Cayman parent company and its Cayman subsidiary or subsidiaries does not require authorization by a resolution of shareholders of that Cayman subsidiary if a copy of the plan of merger is given to every member of that Cayman subsidiary to be merged unless that member agrees otherwise. For this purpose a company is a “parent” of a subsidiary if it holds issued shares that together represent at least ninety percent (90%) of the votes at a general meeting of the subsidiary.

The consent of each holder of a fixed or floating security interest over a constituent company is required unless this requirement is waived by a court in the Cayman Islands.

Save in certain limited circumstances, a shareholder of a Cayman constituent company who dissents from the merger or consolidation is entitled to payment of the fair value of his shares (which, if not agreed between the parties, will be determined by the Cayman Islands court) upon dissenting to the merger or consolidation, provide the dissenting shareholder complies strictly with the procedures set out in the Companies Act. The exercise of dissenter rights will preclude the exercise by the dissenting shareholder of any other rights to which he or she might otherwise be entitled by virtue of holding shares, save for the right to seek relief on the grounds that the merger or consolidation is void or unlawful.

Separate from the statutory provisions relating to mergers and consolidations, the Companies Act also contains statutory provisions that facilitate the reconstruction and amalgamation of companies, provided that the arrangement is approved by a majority in number of each class of shareholders or creditors with whom the arrangement is to be made, and who must in addition represent three- fourths in value of each such class of shareholders or creditors, as the case may be, that are present and voting either in person or by proxy at a meeting, or meetings, convened for that purpose. The convening of the meetings and subsequently the arrangement must be sanctioned by the Grand Court of the Cayman Islands. While a dissenting shareholder has the right to express to the court the view that the transaction ought not to be approved, the Grand Court can be expected to approve the arrangement if it determines that:

•the statutory provisions as to the required majority vote have been met;

•

the shareholders have been fairly represented at the meeting in question and the statutory majority are acting bona fide without coercion of the minority to promote interests adverse to those of the class;

•	the arrangement is such that may be reasonably approved by an intelligent and honest man of that class acting in respect of his interest; and

•the arrangement is not one that would more properly be sanctioned under some other provision of the Companies Act.

The Companies Act also contains a statutory power of compulsory acquisition which may facilitate the “squeeze out” of dissentient minority shareholder upon a tender offer. When a tender offer is made and accepted by holders of 90.0% of the shares affected within four months, the offeror may, within a two-month period commencing on the expiration of such four-month period, require the holders of the remaining shares to transfer such shares on the terms of the offer. An objection can be made to the Grand Court of the Cayman Islands but this is unlikely to succeed in the case of an offer which has been so approved unless there is evidence of fraud, bad faith or collusion.

If an arrangement and reconstruction is thus approved, the dissenting shareholder would have no rights comparable to appraisal rights, which would otherwise ordinarily be available to dissenting shareholders of Delaware corporations, providing rights to receive payment in cash for the judicially determined value of the shares.

Shareholders’ Suits

In principle, we will normally be the proper plaintiff to sue for a wrong done to us as a company, and as a general rule a derivative action may not be brought by a minority shareholder. However, based on English authorities, which would in all likelihood be of persuasive authority in the Cayman Islands, the Cayman Islands court can be expected to follow and apply the common law principles (namely the rule in Foss v. Harbottle and the exceptions thereto) which permit a minority shareholder to commence a class action against or derivative actions in the name of the company to challenge actions where:

•	a company acts or proposes to act illegally or ultra vires;
•	an action which requires a resolution with a qualified (or special) majority which has not been obtained; and
•	those who control the company are perpetrating a “fraud on the minority.”

Indemnification of Directors and Executive Officers and Limitation of Liability

Cayman Islands law does not limit the extent to which a company’s memorandum and articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime. Our Third Memorandum and Articles of Association provide that we shall indemnify our officers and directors against all actions, proceedings, costs, charges, expenses, losses, damages or liabilities incurred or sustained by such directors or officer, other than by reason of such person’s dishonesty, willful default or fraud, in or about the conduct of our company’s business or affairs (including as a result of any mistake of judgment) or in the execution or discharge of his duties, powers, authorities or discretions, including without prejudice to the generality of the foregoing, any costs, expenses, losses or liabilities incurred by such director or officer in defending (whether successfully or otherwise) any civil proceedings concerning our company or its affairs in any court whether in the Cayman Islands or elsewhere. This standard of conduct is generally the same as permitted under the Delaware General Corporation Law for a Delaware corporation.

In addition, we have entered into indemnification agreements with our directors and executive officers that provide such persons with additional indemnification beyond that provided in our Third Memorandum and Articles of Association.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers or persons controlling us under the foregoing provisions, we have been informed that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Directors’ Fiduciary Duties

Under Delaware corporate law, a director of a Delaware corporation has a fiduciary duty to the corporation and its shareholders. This duty has two components: the duty of care and the duty of loyalty. The duty of care requires that a director act in good faith, with the care that an ordinarily prudent person would exercise under similar circumstances. Under this duty, a director must inform himself of, and disclose to shareholders, all material information reasonably available regarding a significant transaction. The duty of loyalty requires that a director acts in a manner he reasonably believes to be in the best interests of the corporation. He must not use his corporate position for personal gain or advantage. This duty prohibits self-dealing by a director and mandates that the best interest of the corporation and its shareholders take precedence over any interest possessed by a director, officer or controlling shareholder and not shared by the shareholders generally. In general, actions of a director are presumed to have been made on an informed basis, in good faith and in the honest belief that the action taken was in the best interests of the corporation. However, this presumption may be rebutted by evidence of a breach of one of the fiduciary duties. Should such evidence be presented concerning a transaction by a director, the director must prove the procedural fairness of the transaction, and that the transaction was of fair value to the corporation.

As a matter of Cayman Islands law, a director of a Cayman Islands company is in the position of a fiduciary with respect to the company and therefore it is considered that he owes the following duties to the company—a duty to act bona fide in the best interests of the company, a duty not to make a profit based on his position as director (unless the company permits him to do so), a duty not to put himself in a position where the interests of the company conflict with his personal interest or his duty to a third party, and a duty to exercise powers for the purpose for which such powers were intended. A director of a Cayman Islands company owes to the company a duty to act with skill and care. It was previously considered that a director need not exhibit in the performance of his duties a greater degree of skill than may reasonably be expected from a person of his knowledge and experience. However, English and Commonwealth courts have moved towards an objective standard with regard to the required skill and care and these authorities are likely to be followed in the Cayman Islands.

Shareholder Action by Written Consent

Under the Delaware General Corporation Law, a corporation may eliminate the right of shareholders to act by written consent by amendment to its certificate of incorporation. Under Cayman Islands law, a company may eliminate the ability of shareholders to approve corporate matters by way of written resolution signed by or on behalf of each shareholder who would have been entitled to vote on such matters at a general meeting without a meeting being held by amending the articles of association.

Our Third Memorandum and Articles of Association do not allow shareholders to act by written resolutions.

Shareholder Proposals

Under the Delaware General Corporation Law, a shareholder has the right to put any proposal before the annual meeting of shareholders, provided it complies with the notice provisions in the governing documents. A special meeting may be called by the board of directors, or any other person authorized to do so in the governing documents, but shareholders may be precluded from calling special meetings.

The Companies Act provide shareholders with only limited rights to requisition a general meeting and does not provide shareholders with any right to put any proposal before a general meeting. However, these rights may be provided in a company’s articles of association. Our Third Memorandum and Articles of Association do not allow our shareholders to requisite with any general meeting nor to put proposals before annual general meetings or extraordinary general meetings. As an exempted Cayman Islands company, we are not obliged by law to call shareholders’ annual general meetings, but we are required to convene annual general meetings under the Third Memorandum and Articles of Association.

Cumulative Voting

Under the Delaware General Corporation Law, cumulative voting for elections of directors is not permitted unless the corporation’s certificate of incorporation specifically provides for it. Cumulative voting potentially facilitates the representation of minority shareholders on a board of directors since it permits the minority shareholder to cast all the votes to which the shareholder is entitled on a single director, which increases the shareholder’s voting power with respect to electing such director. There are no prohibitions in relation to cumulative voting under the laws of the Cayman Islands but our Third Memorandum and Articles of Association do not provide for cumulative voting. As a result, our shareholders are not afforded any less protections or rights on this issue than shareholders of a Delaware corporation.

Removal of Directors

Under the Delaware General Corporation Law, a director of a corporation with a classified board may be removed only for cause with the approval of a majority of the outstanding shares entitled to vote, unless the certificate of incorporation provides otherwise. Under our Third Memorandum and Articles of Association, directors may be removed with or without cause, by an ordinary resolution of our shareholders. In addition, a director’s office shall be vacated if the director (i) becomes bankrupt or has a receiving order made against him or suspends payment or compounds with his creditors; (ii) becomes of unsound mind or dies; (iii) resigns his office by notice in writing; (iv) is prohibited by any applicable laws or regulations from being a director; (v) without special leave of absence from our board of directors, is absent from six consecutive meetings of the board and the board resolves that his office be vacated; or (vi) is removed from office pursuant to any other provisions of our Third Memorandum and Articles of Association.

Transactions with Interested Shareholders

The Delaware General Corporation Law contains a business combination statute applicable to Delaware corporations whereby, unless the corporation has specifically elected not to be governed by such statute by amendment to its certificate of incorporation, it is prohibited from engaging in certain business combinations with an “interested shareholder” for three years following the date that such person becomes an interested shareholder. An interested shareholder generally is a person or a group who or which owns or owned 15% or more of the target’s outstanding voting share within the past three years. This has the effect of limiting the ability of a potential acquirer to make a two-tiered bid for the target in which all shareholders would not be treated equally. The statute does not apply if, among other things, prior to the date on which such shareholder becomes an interested shareholder, the board of directors approves either the business combination or the transaction which resulted in the person becoming an interested shareholder. This encourages any potential acquirer of a Delaware corporation to negotiate the terms of any acquisition transaction with the target’s board of directors.

Cayman Islands law has no comparable statute. As a result, we cannot avail ourselves of the types of protections afforded by the Delaware business combination statute. However, although Cayman Islands law does not regulate transactions between a company and its significant shareholders, the directors of the company are required to comply with fiduciary duties which they owe to the company under Cayman Islands laws, including the duty to ensure that, in their opinion, any such transactions must be entered into bona fide in the best interests of the company, and are entered into for a proper corporate purpose and not with the effect of constituting a fraud on the minority shareholders.

Dissolution; Winding up

Under the Delaware General Corporation Law, unless the board of directors approves the proposal to dissolve, dissolution must be approved by shareholders holding 100% of the total voting power of the corporation. Only if the dissolution is initiated by the board of directors may it be approved by a simple majority of the corporation’s outstanding shares. Delaware law allows a Delaware corporation to include in its certificate of incorporation a supermajority voting requirement in connection with dissolutions initiated by the board.

Under the Companies Act, a company may be wound up by either an order of the courts of the Cayman Islands or by a special resolution of its members or, if the company is unable to pay its debts as they fall due, by an ordinary resolution of its members. The court has authority to order winding up in a number of specified circumstances including where it is, in the opinion of the court, just and equitable to do so. Under the Companies Act and our Third Memorandum and Articles of Association, our company may be dissolved, liquidated or wound up by a special resolution of our shareholders.

Variation of Rights of Shares

Under the Delaware General Corporation Law, a corporation may vary the rights of a class of shares with the approval of a majority of the outstanding shares of such class, unless the certificate of incorporation provides otherwise. Under Cayman Islands law and our Third Memorandum and Articles of Association, if our share capital is divided into more than one class of shares, we may vary the rights attached to any class with the sanction of a special resolution passed at a separate meeting of the holders of the shares of that class by the holders of not less than two-thirds of the votes cast at such a meeting.

Amendment of Governing Document

Under the Delaware General Corporation Law, a corporation’s governing documents may be amended with the approval of a majority of the outstanding shares entitled to vote, unless the certificate of incorporation provides otherwise. Under the Companies Act and our Third Memorandum and

Articles of Association, our memorandum and articles of association may only be amended by a special resolution of our shareholders.

Rights of Nonresident or Foreign Shareholders

There are no limitations imposed by our Third Memorandum and Articles of Association on the rights of nonresident or foreign shareholders to hold or exercise voting rights on our shares. In addition, there are no provisions in our Third Memorandum and Articles of Association governing the ownership threshold above which shareholder ownership must be disclosed.

Exempted Company

We are an exempted company with limited liability under the Companies Act. The Companies Act distinguishes between ordinary resident companies and exempted companies. Any company that is registered in the Cayman Islands but conducts business mainly outside the Cayman Islands may apply to be registered as an exempted company. The requirements for an exempted company are essentially the same as for an ordinary company except that an exempted company:

•	does not have to file an annual return of its shareholders with the Registrar of Companies of the Cayman Islands;
•	is not required to open its register of members for inspection;
•	does not have to hold an annual general meeting;
•	may issue bearer shares or shares with no par value;
•	may obtain an undertaking against the imposition of any future taxation (such undertakings are usually given for 20 years in the first instance);
•	may register by way of continuation in another jurisdiction and be deregistered in the Cayman Islands;
•	may register as a limited duration company; and
•	may register as a segregated portfolio company.

“Limited liability” means that the liability of each shareholder is limited to the amount unpaid by the shareholder on that shareholder’s shares of the company, except in exceptional circumstances, such as involving fraud, the establishment of an agency relationship or an illegal or improper purpose or other circumstances in which a court may be prepared to pierce or lift the corporate veil.

Changes in Capital

We may from time to time by ordinary resolution increase the share capital by such sum, to be divided into shares of such classes and amount, as the resolution shall prescribe. We may by ordinary resolution:

•	increase its share capital by new shares of such amount as the resolution shall prescribe and with such rights, priorities and privileges annexed thereto, as we may determine in general meeting;
•	consolidate and divide all or any of its share capital into shares of a larger amount than its existing shares;
•	subdivide its shares, or any of them, into shares of an amount smaller than that fixed by our Third Memorandum and Articles of Association; and
•

cancel any shares that, at the date of the passing of the resolution, have not been taken or agreed to be taken by any person and diminish the amount of its share capital by the amount of the shares so cancelled.

We may by special resolution reduce its share capital and any capital redemption reserve or other undistributable reserve in any manner permitted by the law.

DESCRIPTION OF AMERICAN DEPOSITARY SHARES

JPMorgan Chase, as depositary, issues the ADSs. Each ADS represent two ordinary shares, par value US$0.3 per share, deposited with the custodian, as agent of the depositary, under the deposit agreement among ourselves, the depositary, ADR holders, and all beneficial owners of an interest in the ADSs evidenced by ADRs from time to time.

The depositary’s office is located at 383 Madison Avenue, Floor 11, New York, NY 10179.

A beneficial owner is any person or entity having a beneficial ownership interest ADSs. A beneficial owner need not be the holder of the ADR evidencing such ADS. If a beneficial owner of ADSs is not an ADR holder, it must rely on the holder of the ADR(s) evidencing such ADSs in order to assert any rights or receive any benefits under the deposit agreement. A beneficial owner shall only be able to exercise any right or receive any benefit under the deposit agreement solely through the holder of the ADR(s) evidencing the ADSs owned by such beneficial owner. The arrangements between a beneficial owner of ADSs and the holder of the corresponding ADRs may affect the beneficial owner’s ability to exercise any rights it may have.

An ADR holder shall be deemed to have all requisite authority to act on behalf of any and all beneficial owners of the ADSs evidenced by the ADRs registered in such ADR holder’s name for all purposes under the deposit agreement and ADRs. The depositary’s only notification obligations under the deposit agreement and the ADRs is to registered ADR holders. Notice to an ADR holder shall be deemed, for all purposes of the deposit agreement and the ADRs, to constitute notice to any and all beneficial owners of the ADSs evidenced by such ADR holder’s ADRs.

Unless certificated ADRs are specifically requested, all ADSs are issued on the books of our depositary in book-entry form and periodic statements are mailed to ADR holder which reflect such ADR holder’s ownership interest in such ADSs. In our description, references to American depositary receipts or ADRs shall include the statements ADR holder receive which reflect such ADR holder’s ownership of ADSs.

An ADR holder may hold ADSs either directly or indirectly through such ADR holder’s broker or other financial institution. If ADR holder holds ADSs directly, by having an ADS registered in such ADR holder’s name on the books of the depositary, such ADR holders are an ADR holder. This description assumes ADR holders hold the ADSs directly. If an ADR holder holds the ADSs through such ADR holder’s broker or financial institution nominee, the ADR holder must rely on the procedures of such broker or financial institution to assert the rights of an ADR holder described in this section. An ADR holder should consult with his or her broker or financial institution to find out what those procedures are.

We do not treat an ADR holder or beneficial owner as a shareholder of ours and such ADR holder or beneficial owner does not have any shareholder rights. Cayman Island law governs shareholder rights. Because the depositary or its nominee is the shareholder of record for the shares represented by all outstanding ADSs, shareholder rights rest with such record holder. An ADR holder’s or beneficial owner’s rights are those of an ADR holder or of a beneficial owner. Such rights derive from the terms of the deposit agreement to be entered into among us, the depositary and all holders and beneficial owners from time to time of ADRs issued under the deposit agreement and, in the case of a beneficial owner, from the arrangements between the beneficial owner and the holder of the corresponding ADRs. The obligations of the depositary and its agents are also set out in the deposit agreement. Because the depositary or its nominee is actually the registered owner of the shares, an ADR holder or beneficial owner must rely on it to exercise the rights of a shareholder on his or her behalf.

The deposit agreement and the ADSs are governed by New York law. Under the deposit agreement, by holding or owning an ADR or ADS or an interest therein, ADR holders and beneficial owners each irrevocably agree that any legal suit, action or proceeding against or involving ADR holders or beneficial owners brought by us or the depositary, arising out of or based upon the deposit agreement, the ADSs, the ADRs or the transactions contemplated thereby, may be instituted in a state or federal court in New York, New York, irrevocably waive any objection which ADR holders and beneficial owners may have to the laying of venue of any such proceeding, and irrevocably submit to the non-exclusive jurisdiction of such courts in any such suit, action or proceeding. By holding or owning an ADR or ADS or an interest therein, ADR holders and beneficial owners each also irrevocably agree that any legal suit, action or proceeding against or involving the depositary brought by ADR holders or beneficial owners, arising out of or based upon the deposit agreement, the ADSs, the ADRs or the transactions contemplated thereby, may only be instituted in a state or federal court in New York, New York. As a result, ADR holders may not initiate legal proceedings against or involving the depositary, arising out of or based upon the deposit agreement, the ADSs, the ADRs or the transactions contemplated therein or thereby, in any jurisdictions outside of a state or federal court in New York, New York, while proceedings against the ADR holders may be initiated in a state or federal court in New York, New York or other jurisdictions.

The following is a summary of what we believe to be the material terms of the deposit agreement. Notwithstanding this, because it is a summary, it may not contain all the information that an ADS holder may otherwise deem important. For more complete information, an ADS holder should read the entire deposit agreement and the form of ADR which contains the terms of the ADSs. The deposit agreement has been filed with the SEC as an exhibit to a Registration Statement on Form F-6 (File No. 333-219169) for the Company. The form of ADR has also been filed with the SEC as an exhibit to our Registration Statement on Form F-6 (File No. 333-219169), as amended, initially filed with the SEC on July 6, 2017.

Share Dividends and Other Distributions

How will ADS holders receive dividends and other distributions on the shares underlying their ADSs?

We may make various types of distributions with respect to our securities. The depositary has agreed that, to the extent practicable, it will pay to an ADS holder the cash dividends or other distributions it or the custodian receives on shares or other deposited securities, after converting any cash received into U.S. dollars (if it determines such conversion may be made on a reasonable basis) and, in all cases, making any necessary deductions provided for in the deposit agreement. The depositary may utilize a division, branch or affiliate of JPMorgan Chase to direct, manage and/or execute any public and/or private sale of securities under the deposit agreement. Such division, branch and/or affiliate may charge the depositary a fee in connection with such sales, which fee is considered an expense of the depositary. An ADS holder will receive these distributions in proportion to the number of underlying securities that his or her ADSs represent.

Except as stated below, the depositary will deliver such distributions to ADR holders in proportion to their interests in the following manner:

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Cash. The depositary will distribute any U.S. dollars available to it resulting from a cash dividend or other cash distribution or the net proceeds of sales of any other distribution or portion thereof (to the extent applicable), on an averaged or other practicable basis, subject to (i) appropriate adjustments for taxes withheld, (ii) such distribution being impermissible or impracticable with respect to certain registered ADR holders, and (iii) deduction of the depositary’s and/or its agents’ expenses in (1) converting any foreign currency to U.S. dollars to the extent that it determines that such conversion may be made on a reasonable basis, (2) transferring foreign currency or U.S. dollars to the United States by such means as the depositary may determine to the extent that it determines that such transfer may be made on a reasonable basis (3) obtaining any approval or license of any governmental authority required for such conversion or transfer, which is obtainable at a reasonable cost and within a reasonable time and (4) making any sale by public or private means in any commercially reasonable manner. If exchange rates fluctuate during a time when the depositary cannot convert a foreign currency, an ADS holder may lose some or all of the value of the distribution.

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Shares. In the case of a distribution in shares, the depositary will issue additional ADRs to evidence the number of ADSs representing such shares. Only whole ADSs will be issued. Any shares which would result in fractional ADSs will be sold and the net proceeds will be distributed in the same manner as cash to the ADR holders entitled thereto.

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Rights to receive additional shares. In the case of a distribution of rights to subscribe for additional shares or other rights, if we timely provide evidence satisfactory to the depositary that it may lawfully distribute such rights, the depositary will distribute warrants or other instruments in the discretion of the depositary representing such rights. However, if we do not timely furnish such evidence, the depositary may:

(i)	sell such rights if practicable and distribute the net proceeds in the same manner as cash to the ADR holders entitled thereto; or

(ii)if it is not practicable to sell such rights by reason of the non-transferability of the rights, limited markets therefor, their short duration or otherwise, do nothing and allow such rights to lapse, in which case ADR holders will receive nothing and the rights may lapse.

•Other Distributions. In the case of a distribution of securities or property other than those described above, the depositary may either (i) distribute such securities or property in any manner it deems equitable and practicable or (ii) to the extent the depositary deems distribution of such securities or property not to be equitable and practicable, sell such securities or property and distribute any net proceeds in the same way it distributes cash.

If the depositary determines in its discretion that any distribution described above is not practicable with respect to any specific registered ADR holder, the depositary may choose any method of distribution that it deems practicable for such ADR holder, including the distribution of foreign currency, securities or property, or it may retain such items, without paying interest on or investing them, on behalf of the ADR holder as deposited securities, in which case the ADSs will also represent the retained items.

Any U.S. dollars will be distributed by checks drawn on a bank in the United States for whole dollars and cents. Fractional cents will be withheld without liability and dealt with by the depositary in accordance with its then current practices.

The depositary is not responsible if it fails to determine that any distribution or action is lawful or reasonably practicable.

There can be no assurance that the depositary will be able to convert any currency at a specified exchange rate or sell any property, rights, shares or other securities at a specified price, nor that any of such transactions can be completed within a specified time period. All purchases and sales of securities will be handled by the depositary in accordance with its then current policies, which are currently set forth in the “Depositary Receipt Sale and Purchase of Security” section of https://www.adr.com/Investors/FindOutAboutDRs, the location and contents of which the depositary shall be solely responsible for.

Deposit, Withdrawal and Cancellation

How does the depositary issue ADSs?

The depositary will issue ADSs if an ADS holder or his or her broker deposit shares or evidence of rights to receive shares with the custodian and pay the fees and expenses owing to the depositary in connection with such issuance.

Shares deposited in the future with the custodian must be accompanied by certain delivery documentation and shall, at the time of such deposit, be registered in the name of JPMorgan Chase Bank, N.A., as depositary for the benefit of holders of ADRs or in such other name as the depositary shall direct.

The custodian will hold all deposited shares for the account and to the order of the depositary, in each case for the benefit of ADR holders. ADR holders and beneficial owners thus have no direct ownership interest in the shares and only have such rights as are contained in the deposit agreement. The custodian will also hold any additional securities, property and cash received on or in substitution for the deposited shares. The deposited shares and any such additional items are referred to as “deposited securities”.

Deposited securities are not intended to, and shall not, constitute proprietary assets of the depositary, the custodian or their nominees.

Beneficial ownership in deposited securities is intended to be and shall at all times during the term of the deposit agreement continue to be, vested in the beneficial owners of the ADSs representing such deposited securities. Notwithstanding anything else contained herein, in the deposit agreement, in the form of ADR and/or in any outstanding ADSs, the depositary, the custodian and their respective nominees are intended to be and shall at all times during the term of the deposit agreement be, the record holder(s) only of the deposited securities represented by the ADSs for the benefit of the ADR holders. The depositary, on its own behalf and on behalf of the custodian and their respective nominees, disclaims any beneficial ownership interest in the deposited securities held on behalf of the ADR holders.

Upon each deposit of shares, receipt of related delivery documentation and compliance with the other provisions of the deposit agreement, including the payment of the fees and charges of the depositary and any taxes or other fees or charges owing, the depositary will issue an ADR or ADRs in the name or upon the order of the person entitled thereto evidencing the number of ADSs to which such person is entitled. All of the ADSs issued will, unless specifically requested to the contrary, be part of the depositary’s direct registration system, and a registered holder will receive periodic statements from the depositary which will show the number of ADSs registered in such holder’s name. An ADR holder can request that the ADSs not be held through the depositary’s direct registration system and that a certificated ADR be issued.

How do ADR holders cancel an ADS and obtain deposited securities?

When an ADR holder turns in his or her ADR certificate at the depositary’s office, or when an ADR holder provide proper instructions and documentation in the case of direct registration ADSs, the depositary will, upon payment of certain applicable fees, charges and taxes, deliver the underlying shares to an ADR holder or upon an ADR holder’s written order. Delivery of deposited securities in certificated form will be made at the custodian’s office. At an ADR holder’s risk, expense and request, the depositary may deliver deposited securities at such other place as an ADR holder may request.

The depositary may only restrict the withdrawal of deposited securities in connection with:

•	temporary delays caused by closing our transfer books or those of the depositary or the deposit of shares in connection with voting at a shareholders’ meeting, or the payment of dividends;
•	the payment of fees, taxes and similar charges; or
•	compliance with any U.S. or foreign laws or governmental regulations relating to the ADRs or to the withdrawal of deposited securities.

This right of withdrawal may not be limited by any other provision of the deposit agreement.

Record Dates

The depositary may, after consultation with us if practicable, fix record dates (which, to the extent applicable, shall be as near as practicable to any corresponding record dates set by us) for the determination of the registered ADR holders who will be entitled (or obligated, as the case may be):

•	to receive any distribution on or in respect of deposited securities,
•	to give instructions for the exercise of voting rights at a meeting of holders of shares, or
•	to pay the fee assessed by the depositary for administration of the ADR program and for any expenses as provided for in the ADR,
•	to receive any notice or to act in respect of other matters,

all subject to the provisions of the deposit agreement.

Voting Rights

How do ADR holders vote?

If the depositary asks an ADR holder to provide it with voting instructions, an ADR holder may instruct the depositary how to exercise the voting rights for the shares which underlie an ADR holder’s ADSs. Subject to the next sentence, as soon as practicable after receiving notice from us of any meeting at which the holders of shares are entitled to vote, or of our solicitation of consents or proxies from holders of shares, the depositary shall fix the ADS record date in accordance with the provisions of the deposit agreement, provided that if the depositary receives a written request from us and at least 30 days prior to the date of such vote or meeting, the depositary shall, at our expense, distribute to the registered ADR holders a “voting notice” stating (i) final information particular to such vote and meeting and any solicitation materials, (ii) that each ADR holder on the record date set by the depositary will, subject to any applicable provisions of Cayman Islands law, be entitled to instruct the depositary as to the exercise of the voting rights, if any, pertaining to the deposited securities represented by the ADSs evidenced by such ADR holder’s ADRs and (iii) the manner in which such instructions may be given, including instructions for giving a discretionary proxy to a person designated by us. Each ADR holder shall be solely responsible for the forwarding of voting notices to the beneficial owners of ADSs registered in such ADR holder’s name. There is no guarantee that ADR holders and beneficial owners generally or any holder or beneficial owner in particular will receive the notice described above with sufficient time to enable such ADR holder or beneficial owner to return any voting instructions to the depositary in a timely manner.

Following actual receipt by the ADR department responsible for proxies and voting of ADR holders’ instructions (including, without limitation, instructions of any entity or entities acting on behalf of the nominee for DTC), the depositary shall, in the manner and on or before the time established by the Depositary for such purpose, endeavor to vote or cause to be voted the deposited securities represented by the ADSs evidenced by such ADR holders’ ADRs in accordance with such instructions insofar as practicable and permitted under the provisions of or governing deposited securities.

To the extent we have provided the depositary with at least 30 days’ notice of a proposed meeting and the notice will be received by all holders and beneficial owners of interests in ADSs no less than 10 days prior to the date of the meeting and/or the cut-off date for the solicitation of consents, if voting instructions are not timely received by the depositary from any holder, such holder shall be deemed, and in the deposit agreement the depositary is instructed to deem such holder, to have instructed the depositary to give a discretionary proxy to a person designated by us to vote the shares represented by their ADSs as desired, provided that no such instruction shall be deemed given and no discretionary proxy shall be given unless (a) we inform the depositary in writing (and we agree to provide the depositary with such instruction promptly in writing) that (i) we wish such proxy to be given, (ii) there is no substantial opposition existing with respect to any agenda item for which the proxy would be given and (iii) the agenda item(s), if approved, would not materially or adversely affect the rights of holders of shares and (b) with respect to such meeting, the depositary obtained an opinion of counsel, in form and substance satisfactory to the depositary, confirming that (a) the granting of such discretionary proxy does not subject the depositary to any reporting obligations in the Cayman Islands, (b) the granting of such proxy will not result in a violation of the laws, rules, regulations or permits of the Cayman Islands and (c) the voting arrangement and deemed instruction as contemplated under the deposit agreement will be given effect under the laws, rules and regulations of the Cayman Islands and (d) the granting of such discretionary proxy will not under any circumstances result in the shares represented by the ADSs being treated as assets of the depositary under the laws, rules or regulations of the Cayman Islands.

The depositary may from time to time access information available to it to consider whether any of the circumstances described above exist, or request additional information from us in respect thereto. By taking any such action, the depositary shall not in any way be deemed or inferred to have been required, or have had any duty or responsibility (contractual or otherwise), to monitor or inquire whether any of the circumstances described above existed. In addition to the limitations provided for in the deposit agreement, ADR holders and beneficial owners are advised and agree that (a) the depositary will rely fully and exclusively on us to inform it of any of the circumstances set forth above, and (b) neither the depositary, the custodian nor any of their respective agents shall be obliged to inquire or investigate whether any of the circumstances described above exist and/or whether we complied with our obligation to timely inform the depositary of such circumstances. Neither the depositary, the custodian nor any of their respective agents shall incur any liability to ADR holders or beneficial owners (i) as a result of our failure to determine that any of the circumstances described above exist or our failure to timely notify the depositary of any such circumstances or (ii) if any agenda item which is approved at a meeting has, or is claimed to have, a material or adverse effect on the rights of holders of shares.

Holders are strongly encouraged to forward their voting instructions to the depositary as soon as possible. For instructions to be valid, the ADR department of the depositary that is responsible for proxies and voting must receive them in the manner and on or before the time specified, notwithstanding that such instructions may have been physically received by the depositary prior to such time. The depositary will not itself exercise any voting discretion in respect of deposited securities. The depositary and its agents will not be responsible for any failure to carry out any instructions to vote any of the deposited securities, for the manner in which any voting instructions are given, including instructions to give a discretionary proxy to a person designated by us, for the manner in which any vote is cast, including, without limitation, any vote cast by a person to whom the depositary is instructed to grant a discretionary proxy, or for the effect of any such vote.

Notwithstanding anything contained in the deposit agreement or any ADR, the depositary may, to the extent not prohibited by any law, regulation, or requirement of the stock exchange on which the ADSs are listed, in lieu of distribution of the materials provided to the depositary in connection with any meeting of, or solicitation of consents or proxies from, holders of deposited securities, distribute to the registered holders of ADRs a notice that provides such holders with, or otherwise publicizes to such holders, instructions on how to retrieve such materials or receive such materials upon request (i.e., by reference to a website containing the materials for retrieval or a contact for requesting copies of the materials).

We have advised the depositary that under the Cayman Islands law and our constituent documents, each as in effect as of the date of the deposit agreement, voting at any meeting of shareholders is by show of hands unless a poll is (before or on the declaration of the results of the show of hands) demanded. In the event that voting on any resolution or matter is conducted on a show of hands basis in accordance with our constituent documents, the depositary will refrain from voting and the voting instructions received by the depositary from holders shall lapse. The depositary will not demand a poll or join in demanding a poll, whether or not requested to do so by holders of ADSs. There is no guarantee that an ADR holder will receive voting materials in time to instruct the depositary to vote and it is possible that an ADR holder, or persons who hold their ADSs through brokers, dealers or other third parties, will not have the opportunity to exercise a right to vote.

Reports and Other Communications

Will ADR holders be able to view our reports?

The depositary will make available for inspection by ADR holders at the offices of the depositary and the custodian the deposit agreement, the provisions of or governing deposited securities, and any written communications from us which are both received by the custodian or its nominee as a holder of deposited securities and made generally available to the holders of deposited securities.

Additionally, if we make any written communications generally available to holders of our shares, and we furnish copies thereof (or English translations or summaries) to the depositary, it will distribute the same to registered ADR holders.

Reclassifications, Recapitalizations and Mergers

If we take certain actions that affect the deposited securities, including (i) any change in par value, split-up, consolidation, cancellation or other reclassification of deposited securities or (ii) any distributions of ordinary shares or other property not made to holders of ADRs or (iii) any recapitalization, reorganization, merger, consolidation, liquidation, receivership, bankruptcy or sale of all or substantially all of our assets, then the depositary may choose to, and shall if reasonably requested by us:

•	amend the form of ADR;
•	distribute additional or amended ADRs;
•	distribute cash, securities or other property it has received in connection with such actions;
•	sell by public or private sale any securities or property received; or
•	none of the above.

If the depositary does not choose any of the above options, any of the cash, securities or other property it receives will constitute part of the deposited securities and each ADS will then represent a proportionate interest in such property.

Amendment and Termination

How may the deposit agreement be amended?

We may agree with the depositary to amend the deposit agreement and the ADSs without an ADR holder’s consent for any reason. ADR holders must be given at least 30 days’ notice of any amendment that imposes or increases any fees or charges (other than stock transfer or other taxes and other governmental charges, transfer or registration fees, SWIFT, cable, telex or facsimile transmission costs, delivery costs or other such expenses), or otherwise prejudices any substantial existing right of ADR holders or beneficial owners. Such notice need not describe in detail the specific amendments effectuated thereby, but must identify to ADR holders and beneficial owners a means to access the text of such amendment. If an ADR holder continues to hold an ADR or ADRs after being so notified, such ADR holder and any beneficial owner are deemed to agree to such amendment and to be bound by the deposit agreement as so amended. No amendment, however, will impair an ADR holder’s right to surrender his or her ADSs and receive the underlying securities, except in order to comply with mandatory provisions of applicable law.

Any amendments or supplements which (i) are reasonably necessary (as agreed by us and the depositary) in order for (a) the ADSs to be registered on Form F-6 under the Securities Act of 1933 or (b) the ADSs or shares to be traded solely in electronic book-entry form and (ii) do not in either such case impose or increase any fees or charges to be borne by ADR holders, shall be deemed not to prejudice any substantial rights of ADR holders or beneficial owners. Notwithstanding the foregoing, if any governmental body or regulatory body should adopt new laws, rules or regulations which would require amendment or supplement of the deposit agreement or the form of ADR to ensure compliance therewith, we and the depositary may amend or supplement the deposit agreement and the ADR at any time in accordance with such changed laws, rules or regulations. Such amendment or supplement to the deposit agreement in such circumstances may become effective before a notice of such amendment or supplement is given to ADR holders or within any other period of time as required for compliance.

Notice of any amendment to the deposit agreement or form of ADRs shall not need to describe in detail the specific amendments effectuated thereby, and failure to describe the specific amendments in any such notice shall not render such notice invalid, provided, however, that, in each such case, the notice given to the ADR holders identifies a means for ADR holders and beneficial owners to retrieve or receive the text of such amendment (i.e., upon retrieval from the SEC’s, the depositary’s or our website or upon request from the depositary).

How may the deposit agreement be terminated?

The depositary may, and shall at our written direction, terminate the deposit agreement and the ADRs by mailing notice of such termination to the holders of ADRs at least 30 days prior to the date fixed in such notice for such termination; provided, however, if the depositary shall have (i) resigned as depositary under the deposit agreement, notice of such termination by the depositary shall not be provided to the ADR holders unless a successor depositary shall not be operating under the deposit agreement within 90 days of the date of such resignation, and (ii) been removed as depositary under the deposit agreement, notice of such termination by the depositary shall not be provided to registered holders of ADRs unless a successor depositary shall not be operating under the deposit agreement on the 90th day after our notice of removal was first provided to the depositary.

After the date so fixed for termination, (a) all direct registration ADRs shall cease to be eligible for the direct registration system and shall be considered ADRs issued on the ADR register maintained by the depositary and (b) the depositary shall use its reasonable efforts to ensure that the ADSs cease to be DTC eligible so that neither DTC nor any of its nominees shall thereafter be a registered holder of ADRs. At such time as the ADSs cease to be DTC eligible and/or neither DTC nor any of its nominees is a registered holder of ADRs, the depositary shall (a) instruct its custodian to deliver all shares to us along with a general stock power that refers to the names set forth on the ADR register maintained by the depositary and (b) provide us with a copy of the ADR register maintained by the depositary. Upon receipt of such shares and the ADR register maintained by the depositary, we have agreed to use our best efforts to issue to each registered ADR holder a Share certificate representing the Shares represented by the ADSs reflected on the ADR register maintained by the depositary in such registered ADR holder’s name and to deliver such Share certificate to the registered ADR holder at the address set forth on the ADR register maintained by the depositary. After providing such instruction to the custodian and delivering a copy of the ADR register to us, the depositary and its agents will perform no further acts under the deposit agreement or the ADRs and shall cease to have any obligations under the deposit agreement and/or the ADRs.

Limitations on Obligations and Liability to ADR holders

Limits on our obligations and the obligations of the depositary; limits on liability to ADR holders and holders of ADSs

Prior to the issue, registration, registration of transfer, split-up, combination, or cancellation of any ADRs, or the delivery of any distribution in respect thereof, and from time to time in the case of the production of proofs as described below, we or the depositary or its custodian may require:

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payment with respect thereto of (i) any stock transfer or other tax or other governmental charge, (ii) any stock transfer or registration fees in effect for the registration of transfers of shares or other deposited securities upon any applicable register and (iii) any applicable fees and expenses described in the deposit agreement;

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the production of proof satisfactory to it of (i) the identity of any signatory and genuineness of any signature and (ii) such other information, including without limitation, information as to citizenship, residence, exchange control approval, beneficial or other ownership of, or interest in, any securities, compliance with applicable law, regulations, provisions of or governing deposited securities and terms of the deposit agreement and the ADRs, as it may deem necessary or proper; and

•	compliance with such regulations as the depositary may establish consistent with the deposit agreement.

The issuance of ADRs, the acceptance of deposits of shares, the registration, registration of transfer, split-up or combination of ADRs or the withdrawal of shares, may be suspended, generally or in particular instances, when the ADR register or any register for deposited securities is closed or when any such action is deemed advisable by the depositary; provided that the ability to withdraw shares may only be limited under the following circumstances: (i) temporary delays caused by closing transfer books of the depositary or our transfer books or the deposit of shares in connection with voting at a shareholders’ meeting, or the payment of dividends, (ii) the payment of fees, taxes, and similar charges, and (iii) compliance with any laws or governmental regulations relating to ADRs or to the withdrawal of deposited securities.

The deposit agreement expressly limits the obligations and liability of the depositary, ourselves and our respective agents, provided, however, that no disclaimer of liability under the Securities Act of 1933 is intended by any of the limitations of liabilities provisions of the deposit agreement. The deposit agreement provides that each of us, the depositary and our respective agents will:

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incur or assume no liability if any present or future law, rule, regulation, fiat, order or decree of the United States, the Cayman Islands, Taiwan, the Republic of China, or any other country or jurisdiction, or of any governmental or regulatory authority or securities exchange or market or automated quotation system, the provisions of or governing any deposited securities, any present or future provision of our charter, any act of God, war, terrorism, nationalization, expropriation, currency restrictions, work stoppage, strike, civil unrest, revolutions, rebellions, explosions, computer failure or circumstance beyond our, the depositary’s or our respective agents’ direct and immediate control shall prevent or delay, or shall cause any of them to be subject to any civil or criminal penalty in connection with, any act which the deposit agreement or the ADRs provide shall be done or performed by us, the depositary or our respective agents (including, without limitation, voting);

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incur or assume no liability by reason of any non-performance or delay, caused as aforesaid, in the performance of any act or things which by the terms of the deposit agreement it is provided shall or may be done or performed or any exercise or failure to exercise discretion under the deposit agreement or the ADRs including, without limitation, any failure to determine that any distribution or action may be lawful or reasonably practicable;

•	incur or assume no liability if it performs its obligations under the deposit agreement and ADRs without gross negligence or willful misconduct;
•	in the case of the depositary and its agents, be under no obligation to appear in, prosecute or defend any action, suit or other proceeding in respect of any deposited securities the ADSs or the ADRs;
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in the case of us and our agents, be under no obligation to appear in, prosecute or defend any action, suit or other proceeding in respect of any deposited securities the ADSs or the ADRs, which in our or our agents’ opinion, as the case may be, may involve it in expense or liability, unless indemnity satisfactory to us or our agent, as the case may be against all expense (including fees and disbursements of counsel) and liability be furnished as often as may be requested;

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not be liable for any action or inaction by it in reliance upon the advice of or information from any legal counsel, any accountant, any person presenting shares for deposit, any registered holder of ADRs, or any other person believed by it to be competent to give such advice or information and/or, in the case of the depositary, us; or

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may rely and shall be protected in acting upon any written notice, request, direction, instruction or document believed by it to be genuine and to have been signed, presented or given by the proper party or parties.

Neither the depositary nor its agents have any obligation to appear in, prosecute or defend any action, suit or other proceeding in respect of any deposited securities, the ADSs or the ADRs. We and our agents shall only be obligated to appear in, prosecute or defend any action, suit or other proceeding in respect of any deposited securities, the ADSs or the ADRs, which in our opinion may involve us in expense or liability, if indemnity satisfactory to us against all expense (including fees and disbursements of counsel) and liability is furnished as often as may be required. The depositary and its agents may fully respond to any and all demands or requests for information maintained by or on its behalf in connection with the deposit agreement, any registered holder or holders of ADRs, any ADRs or otherwise related to the deposit agreement or ADRs to the extent such information is requested or required by or pursuant to any lawful authority, including without limitation laws, rules, regulations, administrative or judicial process, banking, securities or other regulators. The depositary shall not be liable for the acts or omissions made by, or the insolvency of, any securities depository, clearing agency or settlement system. Furthermore, the depositary shall not be responsible for, and shall incur no liability in connection with or arising from, the insolvency of any custodian that is not a branch or affiliate of JPMorgan Chase Bank, N.A.

Notwithstanding anything to the contrary contained in the deposit agreement or any ADRs, the depositary shall not be responsible for, and shall incur no liability in connection with or arising from, any act or omission to act on the part of the custodian except to the extent that any registered ADR holder has incurred liability directly as a result of the custodian having (i) committed fraud or willful misconduct in the provision of custodial services to the depositary or (ii) failed to use reasonable care in the provision of custodial services to the depositary as determined in accordance with the standards prevailing in the jurisdiction in which the custodian is located. The depositary shall not have any liability for the price received in connection with any sale of securities, the timing thereof or any delay in action or omission to act nor shall it be responsible for any error or delay in action, omission to act, default or negligence on the part of the party so retained in connection with any such sale or proposed sale.

The depositary has no obligation to inform ADR holders or beneficial owners about the requirements of the laws, rules or regulations or any changes therein or thereto of the Cayman Islands, Taiwan, the Republic of China or any other country or jurisdiction or of any governmental or regulatory authority or any securities exchange or market or automated quotation system.

Additionally, none of us, the depositary or the custodian shall be liable for the failure by any holder of registered ADRs or beneficial owner therein to obtain the benefits of credits or refunds of non-U.S. tax paid against such ADR holder’s or beneficial owner’s income tax liability. The depositary is under no obligation to provide the ADR holders and beneficial owners, or any of them, with any information about our tax status. Neither we nor the depositary shall incur any liability for any tax or tax consequences that may be incurred by registered ADR holders or beneficial owners on account of their ownership or disposition of ADRs or ADSs.

Neither the depositary nor its agents will be responsible for any failure to carry out any instructions to vote any of the deposited securities, for the manner in which any voting instructions are given, including instructions to give a discretionary proxy to a person designated by us, for the manner in which any vote is cast, including, without limitation, any vote cast by a person to whom the depositary is instructed to grant a discretionary proxy, or for the effect of any such vote. The depositary may rely upon instructions from us or our counsel in respect of any approval or license required for any currency conversion, transfer or distribution. The depositary shall not incur any liability for the content of any information submitted to it by us or on our behalf for distribution to ADR holders or for any inaccuracy of any translation thereof, for any investment risk associated with acquiring an interest in the deposited securities, for the validity or worth of the deposited securities, for the credit-worthiness of any third party, for allowing any rights to lapse upon the terms of the deposit agreement or for the failure or timeliness of any notice from us. The depositary shall not be liable for any acts or omissions made by a successor depositary whether in connection with a previous act or omission of the depositary or in connection with any matter arising wholly after the removal or resignation of the depositary. Neither the depositary nor any of its agents shall be liable for any indirect, special, punitive or consequential damages (including, without limitation, legal fees and expenses) or lost profits, in each case of any form incurred by any person or entity (including, without limitation holders or beneficial owners of ADRs and ADSs), whether or not foreseeable and regardless of the type of action in which such a claim may be brought.

No provision of the deposit agreement or the ADRs is intended to constitute a waiver or limitation of any rights which an ADR holder or any beneficial owner may have under the Securities Act of 1933 or the Securities Exchange Act of 1934, to the extent applicable.

The depositary and its agents may own and deal in any class of securities of our company and our affiliates and in ADRs.

Disclosure of Interest in ADSs

To the extent that the provisions of or governing any deposited securities may require disclosure of or impose limits on beneficial or other ownership of, or interest in, deposited securities, other shares and other securities and may provide for blocking transfer, voting or other rights to enforce such disclosure or limits, ADR holders or beneficial owners agree to comply with all such disclosure requirements and ownership limitations and to comply with any reasonable instructions we may provide in respect thereof.

Books of Depositary

The depositary or its agent will maintain a register for the registration, registration of transfer, combination and split-up of ADRs, which register shall include the depositary’s direct registration system. Registered holders of ADRs may inspect such records at the depositary’s office at all reasonable times, but solely for the purpose of communicating with other ADR holders in the interest of the business of our company or a matter relating to the deposit agreement. Such register may be closed at any time or from time to time, when deemed expedient by the depositary or, in the case of the issuance book portion of the ADR Register, when reasonably requested by the Company solely in order to enable the Company to comply with applicable law.

The depositary will maintain facilities for the delivery and receipt of ADRs.

Appointment

In the deposit agreement, each registered holder of ADRs and each beneficial owner, upon acceptance of any ADSs or ADRs (or any interest in any of them) issued in accordance with the terms and conditions of the deposit agreement will be deemed for all purposes to:

•	be a party to and bound by the terms of the deposit agreement and the applicable ADR or ADRs,
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appoint the depositary its attorney-in-fact, with full power to delegate, to act on its behalf and to take any and all actions contemplated in the deposit agreement and the applicable ADR or ADRs, to adopt any and all procedures necessary to comply with applicable laws and to take such action as the depositary in its sole discretion may deem necessary or appropriate to carry out the purposes of the deposit agreement and the applicable ADR and ADRs, the taking of such actions to be the conclusive determinant of the necessity and appropriateness thereof; and

•

acknowledge and agree that (i) nothing in the deposit agreement or any ADR shall give rise to a partnership or joint venture among the parties thereto, nor establish a fiduciary or similar relationship among such parties, (ii) the depositary, its divisions, branches and affiliates, and their respective agents, may from time to time be in the possession of non-public information about us, ADR holders, beneficial owners and/or their respective affiliates, (iii) the depositary and its divisions, branches and affiliates may at any time have multiple banking relationships with us, ADR holders, beneficial owners and/or the affiliates of any of them, (iv) the depositary and its divisions, branches and affiliates may, from time to time, be engaged in transactions in which parties adverse to us, ADR holders, beneficial owners and/or their respective affiliates may have interests, (v) nothing contained in the deposit agreement or any ADR(s) shall (A) preclude the depositary or any of its divisions, branches or affiliates from engaging in any such transactions or establishing or maintaining any such relationships, or (B) obligate the depositary or any of its divisions, branches or affiliates to disclose any such transactions or relationships or to account for any profit made or payment received in any such transactions or relationships, (vi) the depositary shall not be deemed to have knowledge of any information held by any branch, division or affiliate of the depositary and (vii) notice to an ADR holder shall be deemed, for all purposes of the deposit agreement and the ADRs, to constitute notice to any and all beneficial owners of the ADSs evidenced by such ADR holder’s ADRs. For all purposes under the deposit agreement and the ADRs, the ADR holders thereof shall be deemed to have all requisite authority to act on behalf of any and all beneficial owners of the ADSs evidenced by such ADRs.

Governing Law

The deposit agreement, the ADSs and the ADRs are governed by and construed in accordance with the laws of the State of New York.

In the deposit agreement, we have submitted to the non-exclusive jurisdiction of the courts of the State of New York and appointed an agent for service of process on our behalf. Any action based on the deposit agreement, the ADSs, the ADRs or the transactions contemplated therein or thereby may be instituted by the depositary against us in any competent court in the Cayman Islands, Taiwan, the Republic of China, the United States and/or any other court of competent jurisdiction.

Under the deposit agreement, by holding or owning an ADR or ADS or an interest therein, ADR holders and beneficial owners each irrevocably agree that any legal suit, action or proceeding against or involving ADR holders or beneficial owners brought by us or the depositary, arising out of or based upon the deposit agreement, the ADSs, the ADRs or the transactions contemplated thereby, may be instituted in a state or federal court in New York, New York, irrevocably waive any objection which ADR holders and beneficial owners may have to the laying of venue of any such proceeding, and irrevocably submit to the non-exclusive jurisdiction of such courts in any such suit, action or proceeding. By holding or owning an ADR or ADS or an interest therein, ADR holders and beneficial owners each also irrevocably agree that any legal suit, action or proceeding against or involving the depositary brought by ADR holders or beneficial owners, arising out of or based upon the deposit agreement, the ADSs, the ADRs or the transactions contemplated thereby, may only be instituted in a state or federal court in New York, New York. As a result, ADR holders may not initiate legal proceedings against or involving the depositary, arising out of or based upon the deposit agreement, the ADSs, the ADRs or the transactions contemplated therein or thereby, in any jurisdictions outside of a state or federal court in New York, New York, while proceedings against the ADR holders may be initiated in a state or federal court in New York, New York or other jurisdictions.

Notwithstanding the foregoing, (i) the depositary may, in its sole discretion, elect to institute any dispute, suit, action, controversy, claim or proceeding directly or indirectly based on, arising out of or relating to the deposit agreement, the ADSs, the ADRs or the transactions contemplated therein or thereby, including without limitation any question regarding its or their existence, validity, interpretation, performance or termination, against any other party or parties to the deposit agreement (including, without limitation, against ADR holders and beneficial owners of interests in ADSs), by having the matter referred to and finally resolved by an arbitration conducted under the terms described below, and (ii) the depositary may in its sole discretion require, by written notice to the relevant party or parties, that any dispute, suit, action, controversy, claim or proceeding against the depositary by any party or parties to the deposit agreement (including, without limitation, by ADR holders and beneficial owners of interests in ADSs) shall be referred to and finally settled by an arbitration conducted under the terms described below. Any such arbitration shall be conducted in the English language either in New York, New York in accordance with the Commercial Arbitration Rules of the American

Arbitration Association or in Hong Kong following the arbitration rules of the United Nations Commission on International Trade Law (UNCITRAL). Notwithstanding the foregoing, such provisions do not prevent an ADS holder form pursuing claims under the United States federal securities laws in federal courts.

Jury Trial Waiver

In the deposit agreement each party thereto (including, for avoidance of doubt, each holder and beneficial owner and/or holder of interests in ADSs and ADRs) irrevocably waives, to the fullest extent permitted by applicable law, any right it may have to a trial by jury in any suit, action or proceeding against the depositary and/or us directly or indirectly arising out of or relating to the shares or other deposited securities, the ADSs or the ADRs, the deposit agreement or any transaction contemplated therein, or the breach thereof (whether based on contract, tort, common law or any other theory), including any claim under the U.S. federal securities laws.

If we or the depositary were to oppose a jury trial demand based on such waiver, the court would determine whether the waiver was enforceable in the facts and circumstances of that case in accordance with applicable state and federal law, including whether a party knowingly, intelligently and voluntarily waived the right to a jury trial. The waiver to right to a jury trial of the deposit agreement is not intended to be deemed a waiver by any holder or beneficial owner of ADSs of the Company’s or the depositary’s compliance with the U.S. federal securities laws and the rules and regulations promulgated thereunder.